Exhibit 10.1

EXECUTION COPY

GUARANTEE AGREEMENT

This Guarantee Agreement (this “Guarantee”), dated as of August 18, 2006, by and between Harbor Global Company Ltd., a Bermuda limited duration company (the “Company”), and CIT Finance Investment bank, a company incorporated under the laws of the Russian Federation (“Guarantor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Transaction Agreement (as defined herein).

WHEREAS, Isvias Trading Limited, which is a company incorporated under the laws of the Republic of Cyprus and a majority-owned subsidiary of Guarantor (“Buyer”), and Namredips Ltd., which is a Bermuda company and a wholly owned subsidiary of Buyer (“Newco”); and

WHEREAS, the Company, Buyer and Newco have entered into an Agreement and Plan of Amalgamation (the “Transaction Agreement”) simultaneously with the execution and delivery of this Guarantee; and

WHEREAS, the Company and Newco have entered into an Amalgamation Agreement (the “Bermuda Amalgamation Agreement”) simultaneously with the execution and delivery of this Guarantee; and

WHEREAS, as an inducement to the Company to enter into the Transaction Agreement and the Bermuda Amalgamation Agreement, Guarantor has agreed to execute and deliver this Guarantee to and in the favor of the Covered Group (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Guarantor hereby agree as follows:

1. Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, for the benefit of the Company, Calypso, the officers, directors, employees, managers and members of the Company, any of the Company’s Subsidiaries and Calypso, and such parties’ successors and assigns (collectively, the “Covered Group”), the performance of all obligations of Buyer, Newco, the Amalgamated Company and their successors and assigns in connection with the Transaction Agreement, the Bermuda Amalgamation Agreement and all agreements and transactions contemplated by the Transaction Agreement and the Bermuda Amalgamation Agreement, including without limitation Buyer’s obligation to deposit with the escrow agent funds sufficient in amount to satisfy Buyer’s obligations pursuant to the Escrow Agreement and Articles II and III of the Transaction Agreement, Buyer’s obligation to pay the Post-Closing Expenditures at Closing, Buyer’s, Newco’s and the Amalgamated Company’s obligations under Section 7.4 of the Transaction Agreement and Buyer’s, Newco’s and the Amalgamated Company’s obligations to pay fees, costs and expenses as provided by the Transaction Agreement (the “Obligations”). Guarantor agrees that its obligations hereunder are absolute and unconditional, except that the obligations of Guarantor hereunder are subject to the provisions of Section 4 hereof and Guarantor shall be entitled to assert any defenses that Buyer, Newco or the Amalgamated Company may validly assert with respect to the Obligations.

2. Guarantor covenants that this Guarantee will not be discharged except by complete performance of the Obligations. Notwithstanding anything herein that may be to the contrary, including the last sentence of Section 1 hereof, this Guarantee shall not be affected by, and shall remain in full force and effect notwithstanding, any bankruptcy, insolvency, liquidation, or reorganization of Buyer, Newco, Amalgamated Company, Guarantor or any of their successors or assigns.

3. Guarantor agrees to pay, on demand, and to save the Covered Group harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred or expended by the Covered Group in connection with the enforcement or preservation of any rights under this Guarantee.

4. Notwithstanding any other provision of this Guaranty, with respect to a Claim (as defined in the Policy (as defined below)), Guarantor shall not be obligated to make any payment under this Guarantee to the applicable Person within the Covered Group until such Person gives the Insurer (as defined in the Policy) notice of such Claim pursuant to and in accordance with the terms of the Policy. As a condition to any payment under this Guaranty by Guarantor for such a Claim, the applicable Person within the Covered Group shall, to the extent it receives payment from Guarantor for such Claim, (a) pay to Guarantor proceeds received by such Person from the Insurer pursuant to the Policy for such Claim up to an amount equal to the amount paid by Guarantor to such Person pursuant to this Guaranty for such Claim, which obligation of such Person to so pay Guarantor shall be pursuant to a document or instrument reasonably acceptable to such Person and Guarantor and (b) execute and deliver or cause to be executed and delivered any and all such further documents and instruments, and shall take or cause to be taken such actions, as Guarantor may reasonably request for purposes of attempting to obtain payment from the Insurer for such Claim, in each case, at the cost and expense of Guarantor. For purposes of this Section 4, “Policy” shall mean the Financial Services Liability Policy, Policy Number ELU090987 with Indian Harbor Insurance Company.

5. Guarantor hereby represents and warrants to the Covered Group as follows:

(a) Guarantor is a corporation or company duly organized, validly existing and in good standing under the laws of the Russian Federation. Guarantor has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

(b) Guarantor has all requisite legal power and authority to execute and deliver this Guarantee and carry out and perform its obligations hereunder. This Guarantee has been duly authorized by the appropriate governing bodies of Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors’ rights generally.

(c) All action on the part of Guarantor necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

(d) Neither the execution and delivery of this Guarantee nor the performance by Guarantor of its obligations hereunder will (i) conflict with or result in any breach of any provision of the governing or organizational documents of Guarantor; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or obligation, or loss of benefits under any of the terms, conditions or provisions of any note, charge, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation which Guarantor is a party or by which any of its assets or properties may be bound; or (iii) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Guarantor is subject.

(e) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Guarantee by Guarantor or the performance by Guarantor of its obligations hereunder.

6. Guarantor hereby consents to any and all amendments to the Transaction Agreement, the Bermuda Amalgamation Agreement or any agreements contemplated thereby that may be entered into or effected after the execution and delivery of this Guarantee but prior to the Effective Time, and any such amendments shall not change, reduce or diminish in any way Guarantor’s obligations hereunder.

7. This Guarantee shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Covered Group and their successors and assigns. Persons and entities included within the Covered Group not expressly party to this Guarantee are intended third party beneficiaries of this Guarantee.

8. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws thereof that would require the application of any other law. If the choice of law in the foregoing sentence is found to be unenforceable for any reason, then in no case shall this Guarantee be governed by, construed under or interpreted in accordance with the laws of the Russian Federation.

9. Any dispute, controversy or claim arising out of or relating to this Guarantee, or the breach, termination or validity of this Guarantee, shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein. The place of arbitration shall be New York, New York. If there are two parties to the arbitration (which, for these purposes, Guarantor and its affiliates shall be considered one party), there shall be three neutral and impartial arbitrators, of whom each party shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If there are more than two parties to the arbitration (which, for these purposes, Guarantor and its affiliates shall be considered one party), the parties shall have 30 days from receipt by respondent(s) of a copy of the demand for arbitration to agree on a panel of three arbitrators. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause. In rendering an award, the arbitral tribunal shall be required to follow the laws of the State of New York. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The arbitration award shall include an assessment of the costs of the arbitration (including the fees and expenses of the AAA, the arbitrator(s) and any expert witnesses, and the reasonable attorneys’ fees of the prevailing party or parties) against the non-prevailing party or parties. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s). Judgment upon the award may be entered in any court having jurisdiction. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Company and Guarantor submit to the jurisdiction of the federal and state courts in the City of New York, State of New York, United States of America (the “New York Courts”) for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. The Company and Guarantor each irrevocably agrees that all process in any such proceedings in any New York Court may be effected by sending to it a copy thereof (a) by registered or certified mail (or any substantially similar form of mail, including a form of mail in the intended recipient’s jurisdiction that would most closely approximate such form of mail), postage prepaid, (b) by confirmed delivery by a standard courier or (c) by facsimile transmission if such party confirms receipt of such transmission in writing, in each case, at its address or facsimile number, as applicable, set forth below or at such other address or facsimile number, as applicable, of which the other party hereto shall have been notified pursuant thereto, such service being hereby acknowledged by the parties to this Guarantee to be effective and binding service in every request. The Company and Guarantor each irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of jurisdiction on account of the place of residence or domicile which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. For purposes of sending copies of process pursuant to this section, the following addresses and facsimile numbers shall apply (subject to the changing of such addresses or facsimile numbers pursuant to this section):

If to Guarantor, to:

CIT Finance Investment bank

38/4 Nevsky prospect, 191011, St.-Petersburg,

Russia

Fax: 7 (812) 332-3295

Attention: Kuracheva N.V., Gerkusov D. M.

with a copy to:

Clifford Chance LLP

31 West 52nd Street

New York, New York 10019

U.S.A.

Fax: (212) 878-8375

Attention: Richard D. Pritz

If to the Company, to:

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

U.S.A.

Fax: (617) 249-0219

Attention: Stephen G. Kasnet

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street, 31st Floor

Boston, Massachusetts 02108

U.S.A.

Fax: (617) 573-4822

Attention: Louis A. Goodman

[Signature Page To Follow]

IN WITNESS WHEREOF, each of the Company and Guarantor have caused this Guarantee to be executed on its behalf by its officer thereunto duly authorized, as of the date first set forth above.

CIT FINANCE INVESTMENT BANK

By:	/s/ N. Kuracheva
Name: N. Kuracheva Title: Executive Director

HARBOR GLOBAL COMPANY LTD.

By:	/s/ Stephen G. Kasnet
Name: Stephen G. Kasnet Title: President and CEO